                                                                  EXHIBIT 3.1.3

                            CERTIFICATE OF AMENDMENT
                                       TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             COMMODORE MEDIA, INC.

                        (Incorporated on August 5, 1980)

              (Pursuant to Section 242 of the General Corporation
                         Law of the State of Delaware)

--------------------------------------------------------------------------------


         Commodore Media, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST, that the board of directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

                 RESOLVED, that the Board of Directors of the Corporation deems and declares advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to amend Article Four to read in its entirety as follows; and that such amendment be submitted to the stockholders of the Corporation for their consideration and approval:

                                  ARTICLE FOUR

                                AUTHORIZED STOCK

                          The total number of shares of all classes of stock
                 which the corporation shall have authority to issue is 350,000,000 shares of Common Stock of the par value of One Cent ($.01) per share.

                          Immediately upon the filing of this Certificate of
                 Amendment with the Secretary of State of Delaware, each share of previously authorized Class A Common Stock and Class B Common Stock of the Corporation ("Old Common Stock") issued and outstanding immediately before the filing hereof shall be reclassified and immediately represent One Hundred Six Thousand Seven Hundred and Fifty-Seven (106,757) validly issued, fully paid and non-assessable shares of Common Stock. Each certificate which theretofore represented share of Old Common Stock shall thereafter represent that number of shares of Common Stock determined in the previous sentence; provided however, that each person holding of record a stock certificate or certificates which represented shares of Old Common

                 Stock shall receive, upon surrender of such certificate or certificates, together with such additional information as shall be required by the Corporation, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

         SECOND, that in lieu of a meeting and vote of the sole stockholder of the Corporation, the stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD, that the previously stated amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the sole stockholder of the Corporation in accordance with the provisions of
Section 242 and of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 17th day of February, 1997.

                                      COMMODORE MEDIA, INC.


                                      By: /s/ WILLIAM S. BANOWSKY, JR.
                                          -------------------------------------
                                              William S. Banowsky, Jr.
                                              Vice President





                                       3